Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-267799 and 333-275911), Registration Statements on Form S-1 (File Nos. 333-249381, 333-252884, 333-262445, and 333-271110), and Registration Statement on Form S-3 (File No. 333-275190) of our report dated April 4, 2024 on the consolidated financial statements of Reliance Global Group, Inc as of December 31, 2023 and 2022 and for each of the two years in the two-year period ended December 31, 2023, which appears in the Annual Report on Form 10-K of Reliance Global Group, Inc. for the year ended December 31, 2023.

/s/ Mazars USA LLP

Mazars USA LLP

Fort Washington, Pennsylvania

April 4, 2024